EXHIBIT 10.3


This Agreement dated for reference September 3, 2003

BETWEEN:

YzApp Solutions Inc.
6584 Willoughby Way
Langley, B.C.
V2Y 1K4
------------------------
("Principal")

AND:


Sawka Group
Suite 600-1311 Howe Street
Vancouver, BC V6Z 2P3
------------------------
("Sawka Group")


Whereas the Principal wishes to market the following product/service:

     YzApp Solutions Inc. has developed a new generation of credit application, the Intelligent Credit Application(C) (ICA). The ICA interacts with the borrower and the seller early in the application process in order to improve the information flow to the lender. The ICA creates "mass customisation" of the application process for the benefit of buyers, sellers and lenders.

The Principal offers this agreement to cover the development and sale of a customized version of the ICA for new and used Bombardier recreational equipment dealers in Canada. Recreational Equipment (RE) for the purposes of this agreement, is a term meant to cover all terrain vehicles, snowmobiles, personal watercraft as well as motorcycles.

And whereas Sawka Group is prepared to partially pay for the software customization or guarantee revenue and use their contacts to initiate sales and help establish a network of clients for the service.


It is agreed as follows:

(1.0) Activity: Sawka Group shall use commercially reasonable efforts to initiate sales for the product. Sawka Group will offer products only at pricing approved in advance by the Principal.

(2.0) Materials Provided: The Principal shall assist Sawka Group in generating sales by providing technical support, marketing material and other support as requested by Sawka Group.

(3.0) Client Support: The Principal will provide the same training and support to new users of the product introduced by Sawka Group as for any other of the Principal's clients.


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(3.1) General and Technical Support: In consideration of ongoing commissions outlined in Clause Four (4.0) of this agreement, the Principal agrees to provide 9 am to 5 p.m. Pacific Standard Time, Monday to Friday, (excluding statutory holidays) technical and general customer support for the Principal's products, for all clients outlined in Clause Four (4.0). If required on site support will be provided to customers within 48 hours Monday to Friday, and within reasonable period on weekends and holidays, although these site visits may be invoiced at an hourly rate to either Sawka Group or the customer.

(4.0) Fees and Commissions: For Clients designated as Tier One - Individual Bombardier Dealers, shall pay a fee of $150 per month per dealer plus applicable taxes, and a one time set up fee of $450.00.

For clients designated as Tier One - Non-Bombardier Dealers, Sawka Group shall pay a fee of $150 per month per dealer plus applicable taxes. After an introductory period it is expected that Tier One - Non-Bombardier Dealers will be charged on a different pricing structure than Bombardier Dealers.

For Clients designated as Tier Two Dealers' Associations or businesses that re-sell the products of the Principal to dealers, the Principal shall pay a commission of 10% on the first year gross revenues arising from clients initiated by Sawka Group

Clients, either Tier 1 or Tier 2, introduced to the Principal by Sawka Group, and whom Sawka Group does not personally complete the sale, but those clients do enter into a contract with the Principal, will earn Sawka Group a $250 finder's fee.

(4.1) Profit Sharing: As of September 31, 2004 and as long as 604757 has signed over 150 dealers a 5% commission/profit sharing will commence on the monthly revenue received from clients described in 4.0 as Bombardier or Tier One - Non-Bombardier Dealers.

(4.2) Prospects which May be Solicited: Sawka Group will notify the Principal by fax or email of non-Bombardier prospects initiated by Sawka Group and provide all relevant contact and other information to allow the Principal to maintain appropriate records. Sawka Group can approach any prospect in the new/used recreational equipment retail sales industry in Canada.

(4.3) Date of Payments: Both the Principal and Sawka Group will pay by cheque or direct deposit all fees and commissions due and payable, on the 15th of every month on all fees and commissions accrued the previous month.

(4.4) Transaction Currency: All revenues earned in CDN dollars shall be paid in CDN dollars.

(5.0) Auditing: The Principal shall make available upon request, starting at the contract date, statements relevant to calculation of fees owed by Sawka Group and to provide enough information for auditing purposes. Sawka Group shall have the right to inspect client lists for auditing purposes. Sawka Group in turn will maintain a database in Maximizer format (or other CRM system) of all contacts made in relations to the Principal's services. The Principal or its appointed agent will make this database available at any time for inspection. Also, the database will supplied in its' entirety to the Principal if or when this agreement is terminated.


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(6.0) Term: This agreement is meant to provide the basis of an ongoing and long term relationship between the Principal and Sawka Group Therefore the term of the agreement is one (1) year from the Reference date, and will renew annual for one (1) year terms thereafter unless specifically terminated by either party. Termination of the agreement can take place at any time by either party, by the provision of a letter stating the decision to terminate, and unless otherwise stated, will be effective as of the delivery date of said letter, it being delivered by registered mail or by courier.

(7.0) General Provisions: If any provisions in this agreement are found to be void or invalid it will not affect the balance or the spirit of the agreement.

(8.0) Assignment: Sawka Group can not assign this agreement without the written approval of the Principal.

(9.0) Confidentiality: In the capacity as Consultant and therefore an agent of the Principal, Sawka Group will have access to and will be entrusted with confidential information of the Principal. Confidential information includes information relating to the Principal's business, financial affairs, commission and pricing structures, and technology, as well as client, prospect, and supplier lists. Therefore, it is agreed that Sawka Group will not use or disclose during or after the termination of the agreement, any such confidential information except, as may be necessary, in the discharge of his duties under this agreement.

(10.0) Noncompetition: In the event that this agreement is terminated with the Principal, Sawka Group agrees not to create or participate in the creation of products that would directly compete with the Principal in its given area of business, in particular and not by way of limitation, expert system enhanced credit application software, for a period of one year after the termination of this agreement.

(11.0) Assignment of Innovations. While this agreement between Sawka Group and the Principal is in place, Sawka Group may be engaged at times in developing technical solutions for the ICA service, such as computer software and electronic commerce configurations. It is understood that such solutions and innovations created or possibly created are the property of the Principal.

(12.0) Disputes: If any dispute arises with respect to this agreement, Sawka Group and the Principal will attempt to resolve the dispute; failing that, any such dispute will be referred to a lawyer jointly chosen by Sawka Group and the Principal and arbitration will be undertaken pursuant to the Commercial Arbitration Act.

This agreement shall by governed by the laws of the Province of British
Columbia.


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SAWAKA HOLDINGS COMPANY LIMITED             YZAPP SOLUTIONS INC.


/s/ Mike Sawka                              /s/ Brian Jaggard
--------------------                        --------------------
(ACCEPTED BY - SIGNATURE)                   (ACCEPTED BY - SIGNATURE)


Mike Sawka                                  Brian Jaggard
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(PRINT NAME)                                (PRINT NAME)








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